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                                                                      EXHIBIT 12


                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                    EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1999


                                                  Years Ended December 31
                            ------------------------------------------------------------------
thousands                     1999          1998           1997          1996          1995
                            ---------     ---------      ---------     ---------     ---------

Gross Income                $ 178,941     $  (7,388)     $ 205,318     $ 196,763     $  65,624
Rentals                        11,120        12,477          8,266         4,234         2,457
                            ---------     ---------      ---------     ---------     ---------
Earnings                      190,061         5,089        213,584       200,997        68,081
                            =========     =========      =========     =========     =========

Gross Interest Expense         96,116        82,415         62,095        55,986        52,557
Rentals                        11,120        12,477          8,266         4,234         2,457
                            ---------     ---------      ---------     ---------     ---------
Fixed Charges               $ 107,236     $  94,892      $  70,361     $  60,220     $  55,014
                            =========     =========      =========     =========     =========

Preferred Stock
 Dividends                     17,063        10,951             --            --            --
                            ---------     ---------      ---------     ---------     ---------

Combined Fixed Charges
 and Preferred Stock
 Dividends                  $ 124,299     $ 105,843      $  70,361     $  60,220     $  55,014
                            =========     =========      =========     =========     =========

Ratio of Earnings to
 Fixed Charges                   1.77          0.05           3.04          3.34          1.24
                            =========     =========      =========     =========     =========

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                       1.53          0.05           3.04          3.34          1.24
                            =========     =========      =========     =========     =========

As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.